UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2010

PIXELWORKS, INC.

(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400

San Jose, CA 95110

(408) 200-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On December 21, 2010, Pixelworks, Inc. (the “Company”) and Silicon Valley Bank (the “Bank”) entered into a Loan and Security Agreement (the “Revolving Loan Agreement”), pursuant to which the Company obtained from the Bank a secured working capital-based revolving line of credit (the “Revolving Line”) in an aggregate amount of up to the lesser of (i) $10.0 million, or (ii) 80% of eligible domestic accounts receivable and certain foreign accounts receivable. In addition, the Revolving Loan Agreement also provides for non-formula advances of up to $10.0 million which may be made solely during the last five business days of any fiscal month or quarter and which must be repaid by the Company on or before the fifth business day after the applicable fiscal month or quarter end.

Amounts advanced under the Revolving Line bear interest at an annual rate equal to the Bank’s prime rate plus 0.25%. Interest on the Revolving Line is due monthly, with the balance due on December 21, 2013, which is the scheduled maturity date for the Revolving Line. The Company paid the Bank an upfront fee of $25,000 with respect to the Revolving Line and will pay the Bank a fee equal to 0.25% per annum of the average unused portion of the Revolving Line.

To secure the repayment of any amounts borrowed under the Revolving Loan Agreement, the Company granted to the Bank a security interest in substantially all of its assets, which assets do not include its intellectual property assets (the “Collateral”). The Company has agreed not to pledge or otherwise encumber its intellectual property assets without prior written permission from the Bank.

The Revolving Loan Agreement contains customary affirmative and negative covenants, including with respect to the following:

•	compliance with laws,

•	provision of financial statements and periodic reports,

•	payment of taxes,

•	maintenance of inventory and insurance,

•	maintenance of operating accounts at the Bank,

•	the Bank’s access to collateral,

•	formation or acquisition of subsidiaries,

•	incurrence of indebtedness,

•	dispositions of assets,

•	granting liens,

•	changes in business, ownership or business locations,

•	engaging in mergers and acquisitions,

•	making investments or distributions and

•	affiliate transactions.

The only financial covenant required by the Revolving Loan Agreement is that the ratio of the sum of the Company’s unrestricted cash and cash equivalents held at the Bank and the Bank’s affiliates plus the Company’s eligible accounts receivable to the sum of the Company’s outstanding obligations to the Bank and the principle amount of the Company’s outstanding 1.75% convertible subordinated debentures may not be less than 1.25:1.00 for each month ending on or prior to April 30, 2011 and not less than 1.50:1.00 for each month ending on May 31, 2011 and thereafter.

The Revolving Loan Agreement also contains customary events of default, including the following:

•	payment defaults,

•	defaults with respect to covenant compliance,

•	the occurrence of a material adverse change,

•	the occurrence of certain bankruptcy or insolvency events,

•	cross-defaults,

•	judgment defaults and

•	material misrepresentations.

The occurrence of an event of default could result in the acceleration of the Company’s obligations under the Revolving Loan Agreement and an increase to the applicable interest rate, and would permit the Bank to exercise remedies with respect to the Collateral.

Item 2.03	Creation of a Direct Financial Obligation.

The information disclosed under Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

	By	/s/ Steven L. Moore
Date: December 22, 2010		Steven L. Moore
Vice President, Chief Financial Officer, Secretary and Treasurer